Exhibit 99.3

CONSENT OF UBS SECURITIES LLC

We hereby consent to the use of our opinion letter dated April 26, 2021 to the Board of Directors (the “Board”) of RMR Mortgage Trust (the “Company”) and the Special Committee of the Board included as Annex D to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger with Tremont Mortgage Trust and the Company and references to such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

UBS SECURITIES LLC

By:	/s/ Alan Felder

Alan Felder
Managing Director

By:	/s/ Bethany Ropa

Bethany Ropa
Managing Director

New York, New York

June 9, 2021